May 31, 2010,

Imex International Corp.
245 East Liberty Street, Suite 200
Reno, NV, 89501

Mr. Dalley

RE: Registration Statement on Form S-1 – File # 333-165506

Please accept this as consent to use the name Quadra Energy Systems Inc. (the “Company”) and the statements regarding the System as described in the above noted Registration Statement.

Regards,

/s/ Rosemary Samuels

Rosemary Samuels
President
/RS